Exhibit (g)(9)

Amendment No. 7 to Amended and Restated Master Advisory Fee Waiver Agreement

This AMENDMENT NO. 7 (this “Amendment”) to the Amended and Restated Master Advisory Fee Waiver Agreement dated December 1, 2019 (the “Agreement”) is made as of this 7th day of March, 2024, by and among BlackRock Advisors, LLC (the “Adviser”) and each investment company listed on Schedule A attached thereto, as amended (each, a “Fund”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended, as a closed-end management company;

WHEREAS, each Fund that is currently party to the Agreement is organized as a statutory trust under the laws of the State of Delaware, a business trust under the laws of the Commonwealth of Massachusetts, a corporation under the laws of the State of Maryland or a statutory trust under the laws of the State of Maryland;

WHEREAS, the Adviser and each Fund are parties to investment advisory agreements (the “Advisory Agreements”), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation as set forth in each Advisory Agreement (the “Advisory Fee”);

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Fund and its interestholders to waive part of each Fund’s Advisory Fee attributable to such Fund’s investment in exchange-traded products sponsored by the Adviser or its affiliates (the “Affiliated ETP Waiver”); and

WHEREAS, the Adviser and the Funds desire to amend and restate Schedule B to the Agreement to reflect the implementation of the Affiliated ETP Waiver with respect to each Fund’s Advisory Fee, effective as of February 27, 2024.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Schedule B to the Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.

2.

(a)

Except as expressly amended and provided herein, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, this Amendment shall control.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers as of the day and year first above written.

EACH OF THE FUNDS LISTED ON SCHEDULE A TO THE AGREEMENT, AS AMENDED

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Trent Walker
Name: Trent Walker
Title: Managing Director

[Signature Page to Amendment No. 7 to Amended and Restated Master Advisory Fee Waiver Agreement]

AMENDED AND RESTATED SCHEDULE B

Closed-End Fund Master Advisory Fee Waiver Agreement

(Dated as of March 7, 2024)

BlackRock Advisors, LLC will waive its investment advisory fees with respect to any portion of the Fund’s assets estimated to be attributable to investments in (i) equity and fixed-income mutual funds and exchange-traded funds managed by BlackRock Advisors, LLC or its affiliates and (ii) other exchange-traded products sponsored by BlackRock Advisors, LLC or its affiliates.

In addition, BlackRock Advisors, LLC will waive its investment advisory fees by the amount of investment advisory fees the Fund pays to BlackRock Advisors, LLC or its affiliates indirectly through its investment in money market funds advised by BlackRock Advisors, LLC or its affiliates.

B-1